3Q 2002 EARNINGS CONFERENCE CALL
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                Remarks of Michael S. Geltzeiler, SVP and CFO
                             April 25, 2002

Thanks, Tom.

During the quarter, the company reduced its total debt outstanding from $225 million to $164 million. This reduction was attributed to another solid period of free cash flow generation and improved cash management procedures. At March 30th , our debt net of cash and cash equivalents, was $123 million.

Free cash flow, which we define as cash flow before dividends, share repurchases and acquisitions, totaled $32 million for the third quarter. This was relatively flat with third quarter last year, despite considerably lower operating performance this period and an incremental $4 million of outlays for one-time restructuring activities. Cash flow from reductions in working capital was $33 million for the quarter, a $29 million improvement versus the corresponding quarter last year. For the quarter, capital expenditures were also lower than prior year by $4 million.

Through the first nine months of fiscal 2002, cash flow from changes in working capital was $171 million favorable to the similar period last year. The improved performance is attributable to lower volumes, better campaign execution and an
increased focus on working capital management.   Capital
expenditures year-to-date totaled $18 million, $13 million lower than last year.

During the quarter, we strengthened our cash management procedures by implementing a European cash pooling system for the Euro and Sterling markets. This enabled us to reduce the amount of idle cash needed by the business and channel this cash towards reducing outstanding debt.

No additional shares were repurchased during the quarter. Through nine months, we have repurchased approximately 3.6 million shares of our common stock for $64 million at an average
price of $17.86 per share.   In April, we announced our
intentions to purchase 3.6 million B shares from the Wallace Funds as part of the company's re-capitalization plan. We anticipate consummating this transaction during the summer months.

Our bank financing and syndication plan remains on track. As previously announced, we have obtained an amended commitment from our underwriters to include a further $100 million for the Funds share repurchase. Based on the current favorable market conditions, we will be pursuing an all bank debt financing. The response to our facility has been favorable. We have received commitments from a number of banks within our current credit facility and held our syndication bank meeting for interested banks and institutional investors earlier this week. It is now likely, that we will raise the necessary capital and be able to close the Reiman transaction in May.

On the credit front, we have reviewed the Reiman acquisition and the re-capitalization plan with both credit agencies. We were pleased that we retained an investment grade rating with Moody's Investor Service and have been rated as BB+ by Standard & Poor's, one notch below investment grade.

Lastly, following our conference call on the Reiman acquisition, we received a number of questions surrounding the tax benefit of this transaction. We thought it would be beneficial to clarify the opportunity on this call. The Reiman transaction has been structured as an asset purchase and as such, the goodwill and intangible balances related to this transaction are amortizable over 15 years for tax purposes. This will provide a current value cash tax benefit, at our cost of capital, of approximately $175 million. Looked at another way, this benefit has the effect of lowering the EBITDA purchase multiple for the Reiman acquisition to approximately 8.4x trailing EBITDA.

Tom and I will now answer any questions.
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